Cytokinetics, Incorporated Christopher S. Keenan (Investors) Director, Investor Relations (650) 624-3000	Cytokinetics, Incorporated Scott R. Jordan (Media) Director, Corporate Development (650) 624-3000

CYTOKINETICS, INCORPORATED REPORTS
SECOND QUARTER 2007 FINANCIAL RESULTS

Company Provides Update on Cardiovascular and Oncology Clinical Programs

SOUTH SAN FRANCISCO, CA, July 31, 2007 – Cytokinetics, Incorporated (Nasdaq: CYTK) reported revenues from research and development collaborations of $3.2 million for the second quarter of 2007. Net loss for the second quarter of 2007 was $12.6 million, or $0.27 per share. As of June 30, 2007 cash, cash equivalents, restricted cash and marketable securities totaled $161.6 million.

“The second quarter of 2007 was notable for Cytokinetics as we continued to make progress with both our cardiovascular and oncology development programs,” stated Robert I. Blum, Cytokinetics’ President and Chief Executive Officer. “In the past quarter, we were pleased to announce the initiation of the first Phase II clinical trial of CK-1827452 in stable heart failure patients. In addition, we were encouraged by the level of activity of ispinesib that was observed in chemorefractory breast cancer patients, supporting our plans to continue the development of ispinesib for the treatment of breast cancer.”

Company Highlights

Cardiovascular

•	In April, Cytokinetics announced the initiation of a Phase II clinical trials program evaluating CK-1827452, a novel cardiac myosin activator for the potential treatment of patients with either acutely decompensated or chronic heart failure. The first clinical trial in this program is a Phase IIa multi-center, double-blind, randomized, placebo-controlled, dose-escalation study designed to evaluate the safety, tolerability, pharmacokinetics and pharmacodynamic profile of an intravenous formulation of CK-1827452 in patients with stable heart failure. The primary objective of this clinical trial is to evaluate the safety and tolerability of CK-1827452 in stable heart failure patients. The secondary objectives of this trial are to establish a relationship between the plasma concentration and the pharmacodynamic effects of CK-1827452 and to determine its pharmacokinetics in this patient population.

As part of the broader clinical development program for CK-1827452, Cytokinetics has initiated two additional Phase I clinical trials. The first clinical trial is a single-center, open-label, sequential, parallel group study designed to evaluate the potential for certain drug-drug interactions with CK-1827452. The trial is designed to evaluate the effects of ketoconazole, a strong CYP3A4 inhibitor, on the pharmacokinetics of CK-1827452 in 16 healthy male volunteers. The second Phase I clinical trial is a single-center study which is planned to progress from a single-blind, single-dose phase to a randomized, double-blind, placebo-controlled, multi-dose phase study to evaluate the pharmacokinetics of an oral formulation of CK-1827452 in healthy volunteers.

Oncology

•	In June, Cytokinetics announced the final results from a multicenter Phase II clinical trial sponsored by GSK, which evaluated the safety and efficacy of ispinesib in the second- or third-line treatment of patients with locally advanced or metastatic breast cancer whose disease had recurred or progressed despite treatment with anthracyclines and taxanes. In this trial, patients received ispinesib monotherapy at 18 mg/m2 as a 1-hour intravenous infusion every 21 days. The primary endpoint of the clinical trial was objective response as determined using the Response Evaluation Criteria in Solid Tumors (RECIST). The best overall responses observed with ispinesib were partial responses in 4 of 45 evaluable patients as measured by the RECIST criteria and the duration of response ranged from 7.1 weeks to 30.0 weeks.

•	Also in June, Cytokinetics announced results from the analyses of three Phase II clinical trials sponsored by the National Cancer Institute (NCI), each designed to evaluate the safety and efficacy of ispinesib administered as monotherapy: one in patients with hepatocellular cancer, one in patients with melanoma, and one in patients with hormone-refractory prostate cancer.

In Stage 1 of a two-stage designed Phase II clinical trial for the treatment of hepatocellular cancer, 15 patients received ispinesib as monotherapy at 18 mg/m2 as a 1-hour intravenous infusion every 21 days. The best overall response was stable disease seen in 7 of the 15 patients treated. In Stage 1 of a two-stage designed Phase II clinical trial for the treatment of patients with chemotherapy-naïve recurrent or metastatic malignant melanoma, 17 patients received ispinesib as monotherapy at 18 mg/m2 as a 1-hour intravenous infusion every 21 days. The best overall response was stable disease seen in 6 of 17 patients treated. In Stage 1 of a two-stage designed Phase II clinical trial for the treatment of patients with hormone refractory prostate cancer who had failed taxane-based chemotherapy, 21 patients received ispinesib as monotherapy at 18 mg/m2 as a 1-hour intravenous infusion every 21 days. No patients met the criteria for a prostate specific antigen (PSA) response and the median time to progression by either PSA or clinical criteria was 9 weeks.

In all three of these Phase II clinical trials, ispinesib did not satisfy the criteria for advancement to the second stage and therefore recruitment to Stage 2 was not opened. The toxicity profile observed in these three trials was consistent with other previously reported Phase II clinical trials of ispinesib, where the most common adverse event was Grade 4 neutropenia.

•	In June, at the 2007 Annual Meeting of the American Society of Clinical Oncology (ASCO), data were presented from a GSK-sponsored Phase II study of ispinesib as monotherapy in patients with platinum/taxane refractory or resistant relapsed ovarian cancer. The primary objective of this clinical trial was to evaluate the overall response rate; secondary objectives were to measure the median time to radiographic response, the median time to CA-125 response, the median duration of radiographic response and the median progression-free survival. The best radiographic response was 1 partial response with a duration of 42 weeks. Five patients were observed to have stable disease. Although a radiographic response was observed, none of the 22 evaluable patients had a CA-125 response and the median time to CA-125 progression was 5.3 weeks. Consistent with other Phase II clinical trials of ispinesib, the most common grade 3 or 4 adverse event was neutropenia (grade 3, n=3; grade 4, n=11). In this clinical trial, the protocol-specific criteria required to proceed to Stage 2 were not met.

•	The ASCO proceedings included an abstract presenting interim data from a Phase II study of ispinesib in patients with advanced renal cell carcinoma sponsored by the NCI. The primary objective of this clinical trial was to assess overall response rate using the RECIST criteria. Secondary objectives included evaluating toxicities, time to progression and overall survival. In this clinical trial, 19 patients were enrolled and received a dose of ispinesib as a monotherapy at 7 mg/m2 as a one-hour infusion on days 1, 8 and 15 every 28 days with radiologic disease re-evaluation every 8 weeks. Of the 15 evaluable patients included in the interim analysis, the best response observed was stable disease in 7 patients after 8 weeks. One patient experienced Grade 3 neutropenia but no other Grade 3 or 4 toxicities were deemed to be attributable to the study drug. The authors concluded that treatment with ispinesib as a monotherapy at this dose and schedule in this patient population does not appear to lead to objective responses but appears to be well-tolerated.

•	Also included in the ASCO proceedings was an abstract which presented interim data from Cytokinetics’ Phase I/II clinical trial of SB-743921, a kinesin spindle protein (KSP) inhibitor like ispinesib, in the treatment of patients with non-Hodgkin’s lymphoma. The Phase I portion of this clinical trial is designed to evaluate the safety, tolerability and pharmacokinetics of escalating doses of intravenous SB-743921 administered on days 1 and 15 of a 28-day treatment cycle in patients with Hodgkin’s disease or non-Hodgkin’s lymphoma. At the time of this interim analysis, 6 patients had been enrolled and 5 were evaluable for efficacy. Grade 3 toxicities observed were hemolytic anemia (n=1), leukopenia (n=1), thrombocytopenia (n=1) and dyspnea (n=1). The authors concluded that SB-743921 was well-tolerated without prophylactic granulocyte colony stimulating factor (GCSF) in the first cohort of the Phase I portion of this clinical trial. Cytokinetics continues to enroll and dose-escalate patients in the Phase I portion of this clinical trial.

•	In June, Cytokinetics announced that it has agreed to another one-year extension to the research collaboration under its strategic alliance with GSK to continue research activities focused towards the mitotic kinesin CENP-E. Cytokinetics, at its own expense, will continue to perform translational research in accordance with an agreed plan.

•	The NCI continues to enroll patients in a Phase I clinical trial designed to evaluate the safety, tolerability and pharmacokinetics of ispinesib as monotherapy administered on days 1, 2, and 3 of a 21-day cycle to adult patients with relapsed or refractory acute leukemias, chronic myelogenous leukemia in blast crisis or advanced myelodysplastic syndromes.

•	The NCI continues to enroll patients in a Phase I clinical trial to evaluate the safety, tolerability and pharmacokinetics of ispinesib as monotherapy administered on days 1, 2, and 3 of a 21-day cycle to pediatric patients with relapsed or refractory solid tumors.

Financials

Revenues from research and development collaborations for the second quarter of 2007 were $3.2 million, compared to $1.4 million in the second quarter of 2006. Revenues for the second quarter of 2007 were largely derived from our collaboration with Amgen, and revenues for the second quarter of 2006 were largely derived from our collaboration with GSK. The increase in collaborative research revenues for the second quarter of 2007, as compared to the same period in 2006, was primarily due to the recognition of $3.1 million of license revenue from Amgen.

Total research and development (R&D) expenses for the second quarter of 2007 were $13.7 million, compared to $12.4 million for the second quarter of 2006. The increase in R&D expenses in the second quarter of 2007 over the same period in 2006 was primarily due to increased spending for clinical and preclinical outsourcing costs, as well as higher facilities and personnel expenses.

Total general and administrative (G&A) expenses for the second quarter of 2007 were $4.0 million, compared to $3.9 million in the second quarter of 2006.

The net loss for the three months ended June 30, 2007 was $12.6 million, or $0.27 per share, compared to a net loss for the same period in 2006 of $13.8 million, or $0.38 per share.

Cytokinetics also reported results of its operations for the six months ended June 30, 2007. Revenues from research and development collaborations for the six months ended June 30, 2007 were $6.4 million, compared to revenues of $2.9 million for the same period in 2006. The increase in collaborative research revenues for the first six months of 2007, as compared to the same period in 2006, was primarily the result of the recognition of $6.1 million of license revenue from Amgen.

Total R&D expenses for the six months ended June 30, 2007 were $26.2 million, compared to $23.7 million for the same period in 2006. The increase in R&D expenses in the first six months of 2007, over the same period in 2006, was primarily due to increased spending for clinical and preclinical outsourcing costs, as well as higher personnel and facilities expenses.

Total G&A expenses for the six months ended June 30, 2007 were $8.5 million, compared to $7.6 million for the same period in 2006. The increased spending in the first six months of 2007, over the same period in 2006, was primarily due to increased personnel expenses, as well as higher accounting services fees.

The net loss for the six months ended June 30, 2007, was $24.3 million, or $0.52 per share, compared to a net loss of $26.2 million, or $0.74 per share, for the same period in 2006.

Updated Company Milestones

Cardiovascular

CK-1827452:

•	In the second half of 2007, Cytokinetics plans to initiate additional Phase I and Phase II clinical trials designed to evaluate the safety and efficacy of CK-1827452 in a diversity of heart failure patients.

Oncology

Ispinesib:

•	In the second half of 2007, Cytokinetics plans to initiate the Phase I portion of a Phase I/II monotherapy clinical trial evaluating ispinesib in the first-line treatment of patients with locally advanced or metastatic breast cancer.

•	In the second half of 2007, data are anticipated to be available from GSK’s Phase Ib clinical trial evaluating ispinesib in combination with capecitabine.

SB-743921:

•	In the second half of 2007, additional Phase I data are anticipated to be available from our ongoing Phase I/II clinical trial in patients with non-Hodgkin’s lymphoma.

GSK-923295:

•	In the second half of 2007, the initiation of a GSK-sponsored first-time-in-humans Phase I clinical trial is anticipated.

The anticipated dates of clinical trial initiations and the availability of data from the clinical trials being conducted by GSK or the NCI are based on information provided by GSK or the NCI. The occurrence of these events is outside of our control.

Conference Call and Webcast Information

Members of the Cytokinetics management team will review second quarter 2007 results via webcast and conference call today at 4:30 p.m. Eastern Time. To access the live webcast, please log-on in the Investor Center section of Cytokinetics’ website at www.cytokinetics.com. Investors, members of the news media and the general public may access the call by dialing either (866) 999-CYTK (2985) (United States and Canada) or (706) 679-3078 (International) and typing in the passcode 6262737.

An archived replay of the webcast will be available via Cytokinetics’ website until August 14, 2007. The replay will also be available via telephone by dialing (800) 642-1687 (United States and Canada) or (706) 645-9291 (International) and typing in the passcode 6262737 from July 31, 2007 at 5:30 p.m. Eastern Time until August 14, 2007.

About Cytokinetics

Cytokinetics is a biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule drugs that may address areas of significant unmet clinical needs.   Cytokinetics’ development efforts are directed to advancing multiple drug candidates through clinical trials to demonstrate proof-of-concept in humans, specifically in the areas of heart failure and cancer.  Cytokinetics’ cardiovascular disease program is focused to cardiac myosin, a motor protein essential to cardiac muscle contraction.  Cytokinetics’ lead compound from this program, CK-1827452, a novel small molecule cardiac myosin activator, recently entered Phase II clinical trials for the treatment of heart failure in 2007. Under a strategic alliance established in 2006, Cytokinetics and Amgen Inc. plan to conduct research with activators of cardiac myosin in order to identify potential treatments for patients with heart failure. Amgen has obtained an option for the joint development and commercialization of CK-1827452 exercisable during a defined period, the ending of which is dependent on Cytokinetics’ conduct of further clinical trials of CK-1827452. Cytokinetics’ cancer program is focused on mitotic kinesins, a family of motor proteins essential to cell division.  Cytokinetics is developing two novel drug candidates that have arisen from this program, ispinesib and SB-743921, each a novel inhibitor of kinesin spindle protein (KSP), a mitotic kinesin. Ispinesib has been the subject of a broad clinical trials program comprised of nine Phase II clinical trials as well as six Phase I or Ib clinical trials.  Cytokinetics plans to conduct additional clinical trials with ispinesib and is conducting a Phase I/II trial of SB-743921 in non-Hodgkin’s lymphoma.  Under a strategic alliance established in 2001, Cytokinetics and GlaxoSmithKline (GSK) are conducting research and development activities focused on the potential treatment of cancer.  GSK has obtained an option for the joint development and commercialization of ispinesib and SB-743921, exercisable during a defined period.  Cytokinetics and GSK are conducting collaborative research activities directed to the mitotic kinesin centromere-associated protein E (CENP-E).  GSK-923295, a CENP-E inhibitor, is being developed under the strategic alliance by GSK. GSK is expected to begin clinical trials with GSK-923295 in 2007.  Our research efforts have yielded three drug candidates and one potential drug candidate directed towards the cytoskeleton.    The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Cytokinetics’ focus on the cytoskeleton enables it to develop novel and potentially safer and more effective classes of drugs directed at treatments for cancer, and cardiovascular disease. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, statements relating to the expected initiation, timing, detail, scope and results of Cytokinetics’ and its partners’ research and development programs, including statements regarding initiation of clinical trials; anticipated dates of availability of data from clinical trials; the potential benefits of our drug candidates and potential drug candidates; and the enabling capabilities of Cytokinetics’ biological focus. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, potential decisions by GSK or the NCI to postpone or discontinue development efforts for GSK-923295 or ispinesib, respectively; potential difficulties or delays in the development, testing, regulatory approval, production and marketing of Cytokinetics’ drug candidates that could slow or prevent clinical development, product approval or market acceptance, including risks that current and past results of clinical trials or preclinical studies may not be indicative of future clinical trials results, patient enrollment for clinical trials may be difficult or delayed, Cytokinetics’ drug candidates may have unexpected adverse side effects or inadequate therapeutic efficacy, the U.S. Food and Drug Administration or foreign regulatory agencies may delay or limit Cytokinetics’ or its partners’ ability to conduct clinical trials, and Cytokinetics may be unable to obtain and maintain patent or trade secret protection for its intellectual property; Cytokinetics may incur unanticipated research and development and other costs or be unable to obtain additional financing if necessary; standards of care may change or others may introduce products or alternative therapies for the treatment of indications Cytokinetics’ drug candidates and potential drug candidates currently or potentially target; and risks and uncertainties relating to the timing and receipt of funds under Cytokinetics’ collaborations. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.

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Condensed Statement of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006
Revenues:
Research and development	$119	$746	$265	$1,466
License revenues	3,058	700	6,117	1,400

Total revenues	3,177	1,446	6,382	2,866

Operating Expenses:
Research and development	13,726	12,397	26,213	23,664
General and administrative	4,015	3,938	8,497	7,560

Total operating expenses	17,741	16,335	34,710	31,224

Operating loss:	(14,564)	(14,889)	(28,328)	(28,358)
Interest and other income	2,122	1,228	4,363	2,357
Interest and other expense	(186)	(125)	(356)	(248)

Net loss	$(12,628)	$(13,786)	$(24,321)	$(26,249)

Net loss per common share — basic and diluted	$(0.27)	$(0.38)	$(0.52)	$(0.74)
Weighted average shares used in computing net loss per common share – basic and diluted	46,889,720	36,375,619	46,825,800	35,317,352

Condensed Balance Sheet Data
(in thousands)
(unaudited)

	June 30,	December 31,
	2007	2006
Assets
Cash and cash equivalents	$111,223	$39,387
Short term investments	44,250	70,155
Other current assets	2,548	44,079

Total current assets	158,021	153,621
Property and equipment, net	8,132	9,202
Restricted investments	6,125	6,034
Other assets	534	659

Total assets	$172,812	$169,516

Liabilities and stockholders’ equity
Current liabilities	$24,388	$26,393
Long-term obligations	37,087	36,810
Stockholder’s equity	111,337	106,313

Total liabilities and stockholders’ equity	$172,812	$169,516